Exhibit 10.5

Summary of Nonemployee Director Compensation Program
IHS Inc.

Program Summary
Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of annual cash retainers and equity awards, as described in the table below. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the IHS Inc. 2004 Directors Stock Plan ("Directors Stock Plan"). In addition, our nonemployee directors are reimbursed for reasonable expenses.

Annual Director Compensation	$
Board Retainer	90,000
Committee Chair Retainer:
Audit Committee	30,000
Human Resources Committee	30,000
All Other Committees	17,500
Committee Member Retainer:
Audit Committee	15,000
All Other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award (1)	150,000

(1) On December 1 of each year of service, each nonemployee director receives an award consisting of restricted stock units whose underlying shares have a fair market value equal to $150,000 on the date of grant. The award has a one-year vesting period. Directors may choose to defer receipt of the shares underlying the RSUs until after their termination of service.

When a new nonemployee director is elected to the Board for the first time, that nonemployee director receives a one-time award consisting of restricted stock units whose underlying shares have a fair market value (as defined by the plan) equal to $150,000 (rounded to the nearest whole number of shares) on the date of grant. The award has a one-year vesting period. Directors may choose to defer receipt of the shares underlying the RSUs until after their termination of service.

All equity awards for nonemployee directors are issued pursuant to the Directors Stock Plan.

We provide liability insurance for our directors and officers.